Exhibit 10.32

NewPage Corporation

April 5, 2006

Mr. Peter H. Vogel

2245 Jaime Rose Way

Centerville, OH 45459

Dear Peter:

                                The purpose of this letter agreement (the “Agreement”) is to acknowledge and set forth the terms of our agreement regarding the termination of your employment under the Employment Agreement between NewPage Corporation (the “Company”) and you dated May 2, 2005 (the “Employment Agreement”).  Capitalized terms not defined in this Agreement, shall have the definitions given to them in the Employment Agreement.

1.             You confirm that your last day of employment with the Company was February 28, 2006 (the “Termination Date”), and effective as of such date, you resigned from your position as President and Chief Executive Officer of the Company.  In addition, effective as of the Termination Date, you resigned from all offices, directorships and fiduciary capacities held with, or on behalf of, the Company and its subsidiaries and affiliates or any benefit plan sponsored by them.  Except as set forth herein, the Employment Agreement and the Term (as defined therein) terminated on the Termination Date.

2.             In consideration of the obligations herein and in full satisfaction of its obligations to you pursuant to the Employment Agreement or otherwise,

(a)                                  The Company shall pay you accrued but unpaid Base Salary through the Termination Date, payable within ten (10) days following the execution hereof;

(b)                                 The Company shall pay you $252,500 (i.e., two times Base Salary minus the original purchase price paid by you for your Paper Class A Common Percentage Interests);

(c)                                  The Company shall pay you a payment of $46,154 for accrued but unused 2006 vacation;

(d)                                 The Company shall pay you $66,667 (i.e., a pro rata bonus for the year of termination);

(e)                                  You will continue to receive welfare benefits under the Company’s welfare benefit plans for twenty-four (24) months following the Termination Date; provided that you continue to pay the employee cost sharing payments in connection with such benefits; provided, further, that if you become employed with another employer and are eligible to receive welfare benefits under such other employer’s welfare benefit plans, the welfare benefits under the Company’s welfare benefit plans shall be secondary to those provided under the welfare benefit plans of such new employer;

(f)                                    You will be provided, at the Company’s expense, with up to one year’s outplacement services with Right Management in Dayton, Ohio; and

(g)                                 You will be entitled to receive all other accrued vested benefits to which are you are entitled under the terms of the Company’s employee benefit plans.

3.             The Company’s obligations under Paragraphs 2(b) through 2(d) above are contingent upon your signing and not revoking the General Release attached to this Agreement as Appendix A (the “Release”), which is hereby incorporated by reference and made a part of this Agreement.  Subject to the expiration of the applicable revocation period contained in the Release, the payments set forth in Paragraphs 2(b) through 2(d) shall be paid in a lump sum within ten (10) days following the execution hereof.

4.             The provisions of Articles 6, 7 and 8 of the Employment Agreement shall remain in full force and effect subsequent to the Termination Date and shall survive the termination of the Employment Agreement.  You represent and warrant that you have complied with the provisions of Article 7 as of the date you execute this Agreement.

5.             You agree that the terms and conditions of this Agreement are confidential and that you will not disclose the existence of this Agreement or any of its terms to any third parties, other than to your spouse, attorneys and financial and tax advisors, or as required by law or as may be necessary to enforce this Agreement.

6.             All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

7.             The Company acknowledges and agrees that the payments provided hereunder are not subject to mitigation or offset.

8.             You and the Company agree that this Agreement contains the complete agreement between you and the Company and that there are no other agreements or representations relating in any way to the subject matter of this Agreement and supersedes any and all prior agreements or understandings with respect to this Agreement’s subject matter, except as expressly set forth herein.

9.             The provisions of this Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

10.           The provisions of this Agreement shall be severable.  The unenforceability or invalidity of any one or more provisions, clauses or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid.  The portion of the Agreement that is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clauses or sentences shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clauses(s) or sentences(s) were omitted, modified or restricted.

11.           This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.

NEWPAGE CORPORATION

By:	/s/ Mark A. Suwyn
Name:	Mark A. Suwyn

Title:

Chief Executive Officer

ACCEPTED AND AGREED,
this 5th day of April 2006

/s/ Peter H. Vogel
Peter H. Vogel